In 1996, the Official Committee of the Unsecured Creditors of Color Tile, Inc. (the "Plaintiff"), filed an action in the United States Bankruptcy Court for the District of Delaware against a number of defendants including Pilgrim High Yield Fund, a series of Pilgrim Investment Funds, Inc. (formerly named Pilgrim High Yield Trust). The Plaintiff seeks return of five quarters' worth of dividends paid to the holders of Color Tile's Senior Series Preferred Stock. On August 10, 1998, the action was transferred to United States District Court, District of Delaware. The action is currently pending and a hearing is scheduled for March 7, 2000.

The named defendants are: Blackstone Family Investment Partnership, L.P., Bankers Trust Company, Pilgrim High Yield Trust, IDS Extra Income Fund, Inc., Dan W. Lufkin, Elise Lufkin, Northern Trust Company, The Prudential High Yield Fund, The Prudential Insurance Company of America, The General Motors High Yield Account, the Prudential Series Fund, Reliance Insurance Company, Bear Stearns & Company, Inc., Morgan Guaranty Trust Company of New York, Atwell & Co., How & Company, BTC US High Yield Fund, North Broward Radiologists, P.A. Profit Sharing Plan for the Benefit of Carl C. Peterson, M.D., Northstar High Yield Bond Fund (renamed Pilgrim High Yield III), Riverside Income Fund, Ltd. and Salomon Smith Barney.